Exhibit 3

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 7, 2004 by and among TBK Electronics Corp. (“Seller”), and ComVentures V, L.P., ComVentures V-B CEO Fund, L.P. and ComVentures V Entrepreneurs’ Fund, L.P. (collectively “Buyer”.

WHEREAS, Seller desires to sell and Buyer desires to purchase the Stock (as defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

DEFINITION

DEFINITION. “Stock” is defined as all rights, title and interests of Seller in 500,000 shares of the Common Stock of the Axesstel, Inc. (the “Company”).

Article I. Purchase of the Stock

Section 1.01 Agreement. Seller shall sell to Buyer and Buyer shall purchase from Seller the Stock, on the terms and conditions set forth in this Agreement.

Section 1.02 Price. The purchase price for the Stock (the “Purchase Price”) shall be One Million Two Hundred Fifty Thousand Dollars (US) ($1,250,000.00).

Section 1.03 Allocation of Shares to Buyer. The Stock will be held by Buyer as follows:

ComVentures V, L.P.	469,003 shares
ComVentures V-B CEO Fund, L.P.	29,078 shares
ComVentures V Entrepreneurs’ Fund, L.P.	1,919 shares

Section 1.04 Payment. The Purchase Price shall be paid by wire transfer on the Closing Date (as defined below) to Seller’s bank account, in accord with the instructions attached as Exhibit A.

Section 1.05 Assumed Liabilities. Buyer will not assume any liabilities or obligations (contingent or otherwise) of Seller.

Article II. Conveyance

Section 2.01 Sale and Transfer of Stock. The execution of this Agreement shall operate as an effective sale and transfer of the Stock contemplated herein effective as of the Closing Date and Buyer shall be treated by the transfer agent of the Company for all purposes as the record holder of the Stock on that date with all the attendant rights and privileges thereof as of the Closing Date whether or not the original stock certificates are surrendered as of that date. Seller agrees to surrender all stock certificates evidencing its ownership of the Stock to the transfer agent of the Company as soon as possible but in any event within ten (10) business days of the Closing Date, and to execute any documents of transfer or take any other actions for the transfer as required by the transfer agent of the Company. The transfer agent’s contact information is Transfer Online, Attn: Myma Singer, 317 SW Alder Street, 2nd Floor, Portland, Oregon, United States 97204.

Section 2.02 Closing. The closing for the purchase of the Stock (the “Closing”) shall occur upon the delivery of the Purchase Price to Seller and upon Seller’s confirmation that the Purchase Price is deposited into Seller’s bank account. The date when the Closing occurs is defined as the “Closing Date.”

Section 2.03 Wires. The Buyer agrees to initiate the wire transfers to the Seller’s bank account as soon as practicable after the Effective Date, but in no case later than 3 days after the Effective Date.

Article III. Representations and Warranties

Section 3.01 Seller’s Representations and Warranties. Seller represents and warrants to Buyer that as of the Closing Date:

3.01(a) Title. Seller has valid titled to, or a valid “security entitlement” within the meaning of Section 8501 of the California Uniform Commercial Code in respect of the Stock to be sold to Buyer, free and clear of all security interests, claims, liens, equities or other encumbrances and the legal right and power, and all authorization and approval required by law, to enter into this Agreement and to sell, transfer and deliver the Stock to be sold by Seller. Delivery of the Stock to be sold by Seller and payment thereof pursuant to this Agreement will pass valid title to such Stock, free and clear of any adverse claim within the meaning of Section 8102 of the California Uniform Commercial Code to Buyer who purchases the Stock without notice of an adverse claim.

3.01(b) Authority. This Agreement has been duly authorized, executed and delivered by Seller. The execution and delivery by Seller of, and the performance by Seller of its obligations under this Agreement will not contravene any provision of applicable law, or any agreement or other instrument binding upon Seller or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller, and no consent, approval or authorization or order of, or qualification with, any governmental body or agency is required for the performance by Seller of its obligations under this Agreement.

3.01(c) Rule 144. Seller represents that the Stock may be transferred to Buyer pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), under the provisions of Rule 144. The certificates representing the Stock do not bear any restrictive legends.

3.01(d) Securities Laws. The execution and delivery by Seller of this Agreement, the consummation of the contemplated transactions, and the compliance by Seller with the terms and provisions complies with all applicable United States federal and state securities laws in connection with the offer and sale of the Stock.

3.01(e) Delivery of Stock Certificates. The certificates representing the Stock are subject to the interests of Buyer, and Seller’s obligation to promptly deliver the certificates to the transfer agent of the Company shall not terminate by any act of Seller or by operation of law, or by the dissolution or liquidation of Seller.

3.01(f) Market Manipulation. Seller has not taken and will not take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company.

3.01(g) Registration Rights. As a point of clarity, in addition to all other rights of the Stock, any and all registration rights held by Seller related to the Stock shall be transferred to Buyer upon the Closing.

Section 3.02 Buyer’ Representations and Warranties. Buyer represents and warrants to Seller that as of the Closing Date:

3.02(a) Accredited Investor. Buyer represents that it is an “accredited investor” as defined by Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Act.

3.02(b) Authority. Buyer has all requisite legal and, to the extent applicable, corporate power, and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Buyer and constitutes a valid and binding obligation of Buyer.

Article IV. General Provisions

4.01 Confidentiality. Seller and Buyer agree that they will keep this Agreement confidential.

4.02 Entire Agreement; Amendment; Waiver; Severability. Seller and Buyer agree that no promises, representations, understandings, agreements or warranties have been made by or between them other than those which are expressly contained herein. This Agreement constitutes the final, complete and exclusive agreement of the parties and supersedes any prior agreements, whether verbal or written, between the parties. No amendment or modification of this Agreement shall be effective unless in writing signed by Seller and Buyer. No waiver by either party at any time of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the same or any other time. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provisions.

4.03 Governing Law; Attorneys’ Fees. This Agreement shall be governed by and construed in accordance with the laws of California (without giving effect to conflicts of law). If any party commences any action related to this Agreement, the prevailing party in the action shall be entitled to recover reasonable attorneys’ fees and costs incurred in direct connection with the action, from the other party, in addition to any other relief that may be granted.

4.04 Counterparts. This Agreement may be signed in counterparts and by facsimile, each of which shall be deemed an original and both of which shall together constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

Seller: TBK Electronics Corp.		Buyer: ComVentures V, L.P. ComVentures V-B CEO Fund, L.P. ComVentures V Entrepreneurs’ Fund, L.P.
By:	/s/ LEE, KI JUN	By: ComVen V, L.L.C., each of their General Partner
Name:	LEE, KI JUN
Title:	CEO
		By:	/s/ Roland Van der Meer
		Name:	Roland Van der Meer
		Title:	Member

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